QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.19

Change-in-Control Severance Agreement

between

Edwards Lifesciences Corporation

and

Effective July 10, 2008

 Exhibit 10.19

 Change-in-Control Severance Agreement
Edwards Lifesciences Corporation

        THIS CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made effective as of the      day of                         (hereinafter referred to as the "Effective Date"), by and between Edwards Lifesciences Corporation (the "Company"), a Delaware corporation, and                                    (the "Executive").

        WHEREAS, the Executive is currently employed by the Company in a key management capacity; and

        WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

        WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive's services; and the Executive is desirous of having such assurances; and

        WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive's competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders; and

        WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control will be considered by the Executive objectively and with reference only to the business interests of the Company and its shareholders; and

        WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Definitions

        Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

        1.1   "Agreement" means this Change-in-Control Severance Agreement.

        1.2   "Base Salary" means, at any time, the then-regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short- or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred or (ii) designated by the Company as payment toward reimbursement of expenses.

        1.3   "Board" means the Board of Directors of the Company.

        1.4   "Cause" shall be determined solely by the Board in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

  (i)
  A continuing material breach by the Executive of the duties and responsibilities of the Executive, which duties shall not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to a physical or mental condition or illness), which breach is demonstrably willful and deliberate on the Executive's part, is committed in bad faith and without a reasonable belief that such a breach is in the best interests of the Company, and is not remedied in a reasonable period of time after receipt of written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes the Executive has breached such duties and responsibilities; or

  (ii)
  The Executive's willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

  (iii)
  The Executive's conviction of a felony.

        However, no act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

        1.5   "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended) (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 1.5(a), 1.5(c), or 1.5(d) of this Section 1.5) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

        1.6   "Code" means the Internal Revenue Code of 1986, as amended.

        1.7   "Company" means Edwards Lifesciences Corporation, a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 8 herein.

        1.8   "Disability" shall have the meaning ascribed to such term in the Executive's governing long-term disability plan as of the Effective Date.

        1.9   "Effective Date" means the date specified in the opening sentence of this Agreement.

        1.10 "Effective Date of Termination" means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

        1.11 "Good Reason" means, without the Executive's express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

  (i)
  A material diminution in the Executive's authorities, duties or responsibilities;

  (ii)
  The Company's requiring the Executive to be based at a location materially different from the location of the Executive's principal job location or office (for this purpose a location in excess of fifty (50) miles shall be deemed to be material); except for required travel on the Company's business to an extent substantially consistent with the Executive's then present business travel obligations;

  (iii)
  A material reduction by the Company of the Executive's base compensation; and

  (iv)
  A material breach by the Company of any of the material provisions of this Agreement,

provided and only if the following requirements are satisfied: (i) the Executive shall give the Company the Notice of Termination pursuant to Section 2.7 herein within thirty (30) days following the event giving rise to Good Reason, (ii) the Company shall fail to remedy the action or inaction on which Good Reason is based within thirty (30) days after receiving the Notice of Termination, and (iii) the Executive resigns from his or her employment within thirty (30) days following the expiration of such thirty (30)-day cure period.

        The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

        1.12 "Qualifying Termination" means any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

        1.13 "Separation from Service" means the Executive's separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.

        1.14 "Severance Benefits" means the payment of severance compensation as provided in Section 2.3 herein.

Article 2. Severance Benefits

        2.1    Right to Severance Benefits.    The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Company and if, within twenty-four (24) calendar months thereafter, the Executive's employment with the Company shall end for any reason specified in Section 2.2 herein as being a Qualifying Termination; provided, however that the Executive's entitlement to Severance Benefits (other than under Section 2.3(a)) shall be conditioned upon satisfaction of each of the following: (i) the Executive executes and delivers to the Company a general release in the form prepared by the Company ("Release") within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) and (ii) the Release becomes effective and enforceable in accordance with applicable law after the expiration of any revocation period.

        The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, voluntary normal retirement (as defined under the then established rules of the Company's tax-qualified retirement plan), or due to a voluntary termination of employment for a reason other than that specified in Section 2.2(b) herein.

        2.2    Qualifying Termination.    The occurrence of either of the following events within twenty-four (24) calendar months after a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:

  (a)
  The Company's involuntary termination of the Executive's employment without Cause; or

  (b)
  The Executive's voluntary employment termination for Good Reason.

        For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death, Disability, or voluntary normal retirement (as such term is defined under the then established rules of the Company's tax-qualified retirement plan), the Executive's voluntary termination for a reason other than that specified in Section 2.2(b) herein, or the Company's involuntary termination for Cause.

        2.3    Description of Severance Benefits.    In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive and provide him with total Severance Benefits equal to all of the following:

  (a)
  A lump-sum amount equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

  (b)
  A lump-sum amount equal to the Executive's annual target bonus amount, established under the annual bonus plan in which the Executive is then participating, for the bonus plan year in which the Executive's Effective Date of Termination occurs, multiplied by a fraction the numerator of which is the number of full completed months in the bonus plan year through the Effective Date of Termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for that plan year.

  (c)
  A lump-sum amount equal to two (2) multiplied by the higher of the Executive's annual rate of Base Salary in effect upon the Effective Date of Termination, or the Executive's highest annual rate of Base Salary in effect during the twelve (12) months preceding the date of the Change in Control.

  (d)
  A lump-sum amount equal to two (2) multiplied by the higher of the Executive's annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive's Effective Date of Termination occurs, or the actual annual bonus payment made to the Executive under the annual bonus plan in which the Executive participated in the year preceding the year in which the Effective Date of Termination occurs.

  (e)
  All long-term incentive awards shall be subject to the treatment provided under the Company's Long-Term Stock Incentive Compensation Program (as amended, or any successor plans thereto) and/or the applicable award agreements thereunder.

  (f)
  A lump-sum amount equal to the cost of medical and dental insurance coverage at the same coverage level as in effect as of the Executive's Effective Date of Termination for a period of thirty-six (36) months following the Executive's Effective Date of Termination, based on the monthly COBRA cost of such coverage under the Company's medical and dental plans pursuant to Section 4980B of the Code on the Executive's Effective Date of Termination.

  (g)
  The Executive shall be entitled, at the expense of the Company and through a provider selected by the Company, to receive outplacement services the scope of which shall be reasonable and consistent with the industry practice for similarly situated executives.

        2.4    Termination due to Disability.    Following a Change in Control, if the Executive's employment is terminated with the Company due to Disability, the Executive's benefits shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs then in effect.

        2.5    Termination due to Retirement or Death.    Following a Change in Control, if the Executive's employment with the Company is terminated by reason of his voluntary normal retirement (as defined under the then established rules of the Company's tax-qualified retirement plan), or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs then in effect.

        2.6    Termination for Cause or by the Executive Other Than for Good Reason.    Following a Change in Control, if the Executive's employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by the Executive for a reason other than that specified in Section 2.2(b) herein, the Company shall pay the Executive his unpaid Base Salary, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

        2.7    Notice of Termination.    Any termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

Article 3. Form and Timing of Severance Benefits

        3.1    Form and Timing of Severance Benefits.    The Severance Benefits described in Sections 2.3(b), 2.3(c), 2.3(d) and 2.3(f) herein shall be paid in cash to the Executive in a single lump sum on the first business day within the sixty (60)-day period measured from the date the Executive incurs a Separation from Service by reason of the Qualifying Termination, that is coincident with or next following the date on which the Release is effective following the expiration of any applicable revocation period.

        3.2    Withholding of Taxes.    The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

        3.3    Delayed Commencement Date.    Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled in accordance with Section 2.3 shall be made or paid to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his or her Separation from Service or (ii) the date of his or her death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee of the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder, to be a "specified employee" under Code Section 409A at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 3.3 shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

Article 4. Benefit Limit

        4.1    Benefit Limit.    In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company) would otherwise constitute a parachute payment under Section 280G(b)(2) of the Code, then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Code on the payments and benefits provided the Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his or her employment with the Company).

        4.2    Order of Reduction.    Should a reduction in benefits be required to satisfy the benefit limit of Section 4.1, then the portion of any parachute payment otherwise payable in cash to the Executive shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive's options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made.

        4.3    Resolution Procedures.    In the event there is any disagreement between the Executive and the Company as to whether one or more payments or benefits to which the Executive becomes entitled constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:

  (a)
  In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

  (b)
  In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent auditors selected and paid for by the Company. The resolution reached by the independent auditors will be final and controlling; provided, however, that if in the judgment of the independent auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the independent auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the preparation and submission of the ruling request shall be shared equally by the Executive and the Company.

  (c)
  In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the independent auditor's election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by the Executive and the Company.

Article 5. The Company's Payment Obligation

        5.1    Payment Obligations Absolute.    The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

        The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

        5.2    Contractual Rights to Benefits.    This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 6. Term of Agreement

        This Agreement will commence on the Effective Date first written above, and shall continue in effect irrevocably for three (3) full calendar years. However, at the end of the first year of such three-year (3) period, this Agreement shall be extended automatically for one (1) additional year, unless the Company notifies the Executive in writing, prior to the occurrence of the automatic extension, that the term of this Agreement will not be extended. Moreover, upon the end of each subsequent year, this Agreement shall also be extended automatically for one (1) additional year, unless the Company otherwise notifies the Executive in writing prior to the occurrence of such automatic extension. In the case where the Company properly notifies the Executive that the Agreement will no longer be extended, the Agreement will terminate at the end of the term, or extended term, then in progress.

        However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for twenty-four (24) months beyond the month in which such Change in Control occurred.

Article 7. Legal Remedies

        7.1    Dispute Resolution.    The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or arbitration. If arbitration is selected, such proceeding shall be conducted by final and binding arbitration before a panel of three (3) arbitrators in accordance with the rules and under the administration of the American Arbitration Association.

        7.2    Payment of Legal Fees.    In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company) the Executive's attorneys' fees, costs, and expenses in connection with a good faith enforcement of his rights including the enforcement of any arbitration award. This shall include, without limitation, court costs and attorneys' fees incurred by the Executive as a result of any good faith claim, action, or proceeding, including any such action against the Company arising out of, or challenging the validity or enforceability of this Agreement or any provision hereof.

Article 8. Successors

        The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or substantially all of the assets of the Company by agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Agreement.

Article 9. Miscellaneous

        9.1    Employment Status.    This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. Subject to the terms of any employment contract between the Executive and the Company, the Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

        9.2    Entire Agreement.    This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Agreement in the event of the Executive's termination of employment shall be in lieu of any severance benefits payable under any employment contract between the Executive and the Company or any severance plan, program, or policy of the Company to which he might otherwise be entitled.

        9.3    Notices.    All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices to the attention of the Corporate Vice President, Human Resources.

        9.4    Execution in Counterparts.    This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

        9.5    Conflicting Agreements.    The executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

        9.6    Severability.    In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

        Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a Federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

        9.7    Modification.    No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by a member of the Board, as applicable, or by the respective parties' legal representatives or successors.

        9.8    Applicable Law.    To the extent not preempted by the laws of the United States, the laws of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

 AMENDMENT
TO
CHANGE IN CONTROL SEVERANCE AGREEMENT

        The CHANGE IN CONTROL SEVERANCE AGREEMENT (the "Agreement") dated as of July 10, 2008 by and between Edwards Lifesciences Corporation (the "Company"), and                (the "Executive"), is hereby amended as follows, effective December 31, 2008, in order to clarify the timing of payment of earned compensation and benefits, and to effect certain changes to such agreement in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the final Treasury Regulations thereunder.

          1.     Section 2.3(a) of the Agreement is hereby amended in its entirety to read as follows:

            "(a)    A lump-sum amount equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination, which shall be paid on or as soon as practicable following the Effective Date of Termination, but in no event more than ten (10) calendar days after the Effective Date of Termination."

          2.     Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:

            "4.2    Order of Reduction.    Should a reduction in benefits be required to satisfy the benefit limit of Section 4.1, then the portion of any parachute payment otherwise payable in cash (other than pursuant to Section 2.3(f)) to the Executive shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive's options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made. If additional reductions are necessary, then the cash payment under section 2.3(f) shall be reduced next, and finally the benefits under Section 2.3(g) shall be reduced to the extent necessary to satisfy the benefit limit of Section 4.1."

          3.     Except as modified by this Amendment, all the terms and provisions of the Agreement shall continue in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement on the respective date or dates indicated below.

QuickLinks

  Exhibit 10.19
Change-in-Control Severance Agreement
  Exhibit 10.19
Contents
Change-in-Control Severance Agreement Edwards Lifesciences Corporation
AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT